FULFILLMENT SERVICING AGREEMENT


     THIS AGREEMENT is made and entered into as of this day of 17th day of April, 2000, by and between Gintel Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (hereinafter referred to as the "Fund") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").


     WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended;

     WHEREAS, FMFS provides fulfillment services to registered investment companies;

     WHEREAS, the Fund desires to retain FMFS to provide fulfillment services.

     NOW, THEREFORE, the parties agree as follows:


1.   Duties and responsibilites of FMFS

     1.   Answer all prospective shareholder calls concerning the Fund.

     2. Send all available Fund material requested by the prospect within 24 hours from time of call.

     3. Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.

     4. Provide 24 hour answering service to record prospect calls made after hours (7 a.m. to 8 p. m. CT).

     5.   Maintain and store Fund fulfillment inventory.

     6. Send periodic fulfillment reports to the Fund as agreed upon between the parties.

2.   Duties and responsibilities of the Fund

     1.   Provide Fund fulfillment literature updates to FMFS as necessary.
     2. File with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature required to be so filed that the Fund requests FMFS send to prospective shareholders.
     3. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS. 4. Provide FMFS with any necessary information about the Fund in order to answer prospect questions.

3.   Compensation

          The Fund agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

4.   Performance of Service; Limitation of Liability

          FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to the FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Fund shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorney's fees) arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Fund.

          The Fund will indemnify and hold FMFS harmless against any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit as a result of the negligence of the Fund or the principal underwriter (unless contributed to by FMFS breach of this Agreement or other Agreements between the Fund and FMFS, or FMFS's own negligence or bad faith); or as a result of FMFS acting upon telephone instructions relating to the exchange or redemption of shares received by FMFS and reasonably believed by FMFS under a standard of care customarily used in the industry to have originated from the record owner of the subject shares; or as a result of acting in reliance upon any genuine instrument or stock certificate signed, countersigned, or executed by any person or persons authorized to sign, countersign, or execute the same.

          FMFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Fund may sustain or incur or which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

          In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim, which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.


5.   Proprietary and Confidential Information

          FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification and approval in writing by the Fund which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information buy duly constituted authorities, or when so requested by the Fund.


6.   Indemnification

          The Fund agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature, which has not been approved by the appropriate Federal and State Regulatory Agencies. FMFS agrees to indemnify the Fund from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence, or willful misconduct on its part in its duties under this Agreement.


7.   Termination

          This Agreement may be terminated by either party upon 90 days written notice.



8.   No Agency Relationship

          Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

9.   Data Necessary to Perform Services

          The Fund or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the serves described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

10.      Notification of Error

          The Fund will notify FMFS of any errors caused by FMFS the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Fund; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or within three (3) business days of receiving notice from any shareholder.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.



GINTEL FUND                                  FIRSTAR MUTUAL FUND SERVICES, LLC

Sign:____________________________            Sign:_____________________________

Print:____________________________           Print:_____________________________

Title:____________________________           Title:_____________________________

Date:____________________________            Date:______________________________

Attest: ___________________________          Attest: ___________________________